Exhibit 10.1

April 17, 2017

Mr. Mark D. Wang

5441 Osprey Isle Lane

Orlando, FL 32819

Dear Mark:

In connection with the establishment of Hilton Grand Vacations Inc. (“HGV”) as an independent public company following its spin-off from Hilton Worldwide Holdings Inc., the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of HGV has determined that it would be appropriate to formalize certain terms and conditions of your employment with HGV through the terms and conditions of this employment letter agreement (the “Letter Agreement”), which Letter Agreement will be effective as of the date stated above (the “Effective Date”). As the Chairman of the Compensation Committee, I am pleased to extend to you the offer to continue your employment with HGV on the terms and conditions stated in this Letter Agreement.

1.    Certain Employment Terms. You will continue in your current positions of President and Chief Executive Officer of HGV and will serve as an officer and/or director of one or more of HGV’s subsidiaries or other affiliates as directed by the Board. Your position is a full-time position and you will be expected to continue to devote substantially all of your business time and attention to the performance of your duties and responsibilities in the positions described above. You will report to the Board. Your employment will be for no set duration. You will continue to be an at-will employee, which means that either HGV or you may terminate the employment relationship at any time, for any reason or no reason, with or without cause, subject to the Severance Agreement (as defined in Section 5 of this Letter Agreement). Unless otherwise determined by the Compensation Committee, your legal employer will be Hilton Resorts Corporation, HGV’s employer entity and its wholly owned subsidiary (“HRC”). Although your position will require travel, your principal place of employment will be at HGV’s headquarters in Orlando, Florida and you will be expected to continue to reside in the Orlando, Florida-area. You are authorized to join up to a total of two non-competing public and/or private corporation boards of directors, subject to prior notice to and approval by the Board. You and HGV understand that it is expected that the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board and the Board will agree to nominate you for re-election to the Board by the stockholders, subject to exercise by the Board and the Nominating Committee of its or their fiduciary duties and further subject to compliance with applicable HGV governance charters, guidelines, processes, procedures and policies.

2.    Base Salary. Your annual base salary in your role as President and Chief Executive Officer will be $900,000, paid bi-weekly in accordance with HRC’s payroll practices ($34,615.38 for each pay period worked), pro-rated for any partial year, and less applicable taxes and withholdings. Your salary will be subject to annual review by the Compensation Committee but shall not be subject to decrease.

3.    Annual Cash Incentive Award. For 2017, you will be eligible to participate in HGV’s annual cash bonus incentive plan (the “HGV Bonus Plan”). Your target annual bonus opportunity for 2017 shall be equal to 150% of base salary, and your maximum annual bonus opportunity shall not exceed 300% of your base salary (two times target). Commencing in 2018 and in future years, your target and maximum short-term incentive opportunities shall be subject to periodic review by the Compensation Committee, provided that you will be eligible to participate in the HGV Bonus Plan at a level commensurate with the level of participation of other HGV senior executive officers. The performance measures and goals applicable to your annual bonus opportunity (for any year) shall be established by the Compensation Committee, and the Compensation Committee shall have the discretion to determine if, and the extent to which, any such measures and goals have been met and the bonus has been earned. While it is generally anticipated that your annual short-term incentive opportunities will be maintained (or increased), your participation in the HGV Bonus Plan does not constitute a promise of payment. Your actual incentive payout, if any, will depend on HGV’s financial and business performance and/or the Compensation Committee’s assessment of your individual performance, and will be subject to the terms and conditions of the HGV Bonus Plan, except as otherwise provided herein or in the Severance Agreement (defined below). Any bonus payment made to you under the HGV Bonus Plan will be paid to you no later than March 15th of the year following the performance year, provided you remain employed through and including the payment date, or shall otherwise be made in a manner intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.    Annual Long-Term Incentive Award. You will be eligible to participate in and receive awards under any HGV long-term incentive plan or program that is in place from time to time in which other HGV senior executive officers participate. The amount, form, and vesting and other terms and conditions of such awards will be reviewed and established periodically by the Compensation Committee, but it is expected that you will be granted equity awards in the normal course of business at a level commensurate with the level of equity awards granted to other HGV senior executive officers. Your long-term incentive awards shall be of a type(s) determined by the Compensation Committee (e.g., restricted stock units, options, other equity awards or any combination of the foregoing) and shall be subject to the terms of the HGV 2017 Omnibus Stock Incentive Plan (as it may be amended, and any successor plan thereto, the “2017 Plan”) and award agreement(s) in form(s) established by the Compensation Committee, as modified by the Severance Agreement.

5.    Severance Benefits; Restrictive Covenants. HGV shall enter into a severance and change of control agreement in the form attached hereto as Exhibit A (the “Severance Agreement”) on the date hereof, which provides for certain benefits upon termination of the Executive’s employment, including certain benefits upon a “qualifying termination” (as defined in the Severance Agreement). Without limiting the effect of the foregoing, the treatment of any equity awards upon such a qualifying termination will be subject to the terms of the 2017 Plan and related award agreements, as modified by the Severance Agreement. In addition, you will be subject to certain non-competition, non-solicitation, confidentiality and other restrictive covenants (collectively, the “Restrictive Covenants”), as provided in the Severance Agreement or other applicable plan or arrangement (with such Restrictive Covenants to apply during employment and for a period of two years following termination of employment (except for any confidentiality restrictive covenant, which shall apply as long as such information is confidential or a trade secret under applicable law, or otherwise as provided in the Severance Agreement or other applicable plan or arrangement)), and your entitlement to benefits under the Severance Agreement and the Letter Agreement shall be subject to your material compliance with such Restrictive Covenants as more fully set forth in the Severance Agreement. Notwithstanding the foregoing, (i) nothing in this Letter Agreement or other agreement prohibits you from reporting possible violations of law or regulation to any federal, state or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) you do not need the prior authorization of HGV to take any action described in (i), and you are not required to notify HGV that you have taken any action described in (i); and (iii) the Letter Agreement does not limit your right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, you will not be held criminally or civilly liable under any Governmental Agency’s trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.    Health and Welfare Benefits. HGV provides a comprehensive package of benefits, including medical and prescription drug coverage, dental coverage, vision coverage, life insurance, short- and long-term disability insurance and other offerings. Provided you remain a full-time team member as defined by HGV’s health and welfare benefits plan(s), you will continue to be eligible to participate in such plan(s), subject to the applicable terms of such plan(s) and HGV’s right to modify or terminate such plans.

7.    HGV 401(k) Savings Plan. You will continue to be eligible to participate in an HGV-sponsored 401(k) savings plan, subject to the terms of such plan and HGV’s right to modify or terminate such plan. HGV may in its discretion match a portion of your contributions in accordance with the applicable plan provisions. Eligibility requirements and conditions of enrollment and coverage are subject to change and are set forth in the applicable plan documents.

8.    Deferred Compensation. You will continue to be eligible to participate in HGV’s Executive Deferred Compensation Plan, subject to the plan’s terms and conditions and HGV’s right to modify or terminate such plan.

9.    Paid Time Off. You will continue to accrue no less than twenty-five (25) PTO (Paid Time Off) days. HGV also offers ten (10) paid holidays.

10.    Business Travel and Employee Travel Program; Reimbursements. You will travel in connection with your employment. HGV will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of documentation in accordance with HGV’s applicable expense reimbursement policies for senior management. All expenses eligible for reimbursements in connection with your employment with HGV must be incurred by you during the term of your employment or service to HGV. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. In no event shall any reimbursement be paid after the last day of your taxable year following the taxable year during which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

11.    Withholding and Taxes. All amounts payable or that become payable under this Letter Agreement will be subject to any deductions and withholdings previously authorized by you or required by law. You will be responsible for any and all taxes resulting from the benefits provided under the Letter Agreement. HGV makes no undertakings regarding, and has no obligation to achieve, any certain tax results for you related to the benefits provided herein.

12.    Waiver and Release. You acknowledge and agree that HGV may require, as a condition of your receipt of the Severance Benefits (as defined in the Severance Agreement), that you (or a representative of your estate) execute a waiver and release discharging HGV and its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to your employment, or the ending of your employment with HGV or the benefits thereunder, including, without limitation, any claims under this Letter Agreement or other related instruments. The waiver and release will be substantially similar to the form attached hereto as Exhibit B and shall be executed prior to the expiration of the time period provided for payment of such benefits.

13.    Amendment and Termination; Entire Agreement; Consideration. This Letter Agreement may be amended or terminated by a written agreement between you and HGV, with the Chairman of the Compensation Committee (or another designee of the Compensation Committee) acting on behalf of HGV. Except as otherwise provided herein, this Letter Agreement and the attached Severance Agreement contain the entire agreement of you and HGV related to the subject matter hereof and supersede all prior verbal or written discussion, agreements and understandings with respect to such subject matter, and you and HGV have made no agreements, representations or warranties related to the subject matter of this Letter Agreement that are not set forth herein. Your entering into this Letter Agreement does not violate any other agreements or obligations. As a condition to the effectiveness of this Letter Agreement, you will be required to sign a Mutual Agreement to Arbitrate Claims substantially similar to the form attached hereto as Exhibit C. You further acknowledge that you are receiving valuable consideration in exchange for agreeing to the terms of this Letter Agreement.

14.    Compliance with Code Section 409A; Recoupment, Ownership and Other Policies or Agreements. You and HGV agree that you both will cooperate in good faith so that no compensation paid to you by HGV under this Letter Agreement will violate Code Section 409A and the regulations promulgated thereunder. In case any one or more provisions of this Letter Agreement fails to comply with the provisions of Code Section 409A, the remaining provisions of this Letter Agreement shall remain in effect, and this Letter Agreement shall be administered and applied as if the non-complying provisions were not part of this Letter

Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Letter Agreement to fail to comply with Code Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Letter Agreement. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Letter Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of HGV would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Code Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Code Section 409A, then any such payments or benefits that are provided to you on account of you “separation from service” shall be delayed until the six-month anniversary of the date of your “separation from service” (such six month anniversary being the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date with interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If you die before the Specified Employee Payment Date, any delayed payments shall be paid to your estate in a lump sum within 30 days of your death. Each payment made under this Letter Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. You acknowledge and agree that in the event that this Letter Agreement or any benefit described herein shall be deemed not to comply with Code Section 409A, then neither HGV, the Board, the Compensation Committee nor its or their designees or agents shall be liable to you or other persons for actions, decisions or determinations made in good faith. Further, as a condition to entering into this Letter Agreement, you agree that you will abide by all provisions of any compensation recovery (“clawback”) policy, stock ownership guidelines, equity retention policy and/or other similar policies maintained by HGV, each as in effect from time to time and to the extent applicable to you from time to time. In addition, you will be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to you under applicable law.

15.    Governing Law; Successors and Assigns. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws, and in accordance with applicable U.S. federal law. The provisions, obligations and rights of this Letter Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, in your case, your heirs.

16.    Legal Fees. HGV shall promptly pay or reimburse you for reasonable legal fees and expenses (not to exceed US$20,000.00) that you incur in the negotiation, review, and preparation of this Letter Agreement, the Severance Agreement, and all related arrangements.

17.    Indemnification. While employed by HGV and thereafter, HGV shall indemnify you pursuant to the terms of an indemnification agreement substantially similar to the form attached hereto as Exhibit D (the “Indemnification Agreement”).

On behalf of the Compensation Committee, the Board and HGV, we thank you for your service as President and Chief Executive Officer and look forward to your continued service. If the terms of this Letter Agreement are acceptable to you, please sign the letter below and return it to Barbara Hollkamp, Executive Vice President and Chief Human Resources Officer (407-722-3248), at your earliest opportunity.

Sincerely,

/s/ Paul W. Whetsell
Paul W. Whetsell
Chairman of the Compensation Committee,
Board of Directors of Hilton Grand Vacations Inc.

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I acknowledge receipt and acceptance of the continued offer of employment in this Letter Agreement. By my signature below, I accept all terms and conditions set forth above. In addition, I acknowledge and agree that, I will continue to be employed on an at-will basis and that any change to that status may only be made through an agreement in writing signed by HGV. In addition, my continued employment is contingent on the condition that I execute a Mutual Agreement to Arbitrate Claims in the form attached hereto as Exhibit C, which should be executed in conjunction with your acceptance of the offer of continued employment as described in this Letter Agreement.

Accepted:	/s/ Mark D. Wang
Mark D. Wang

Date:         April 17, 2017